EXHIBIT 8(b)(2)

AMENDMENT No. 4 TO PARTICIPATION AGREEMENT

(AMERICAN FUNDS)

Amendment No. 4

to the

Fund Participation Agreement (the “Agreement”), dated as of May 1, 2009

Among

Transamerica Financial Life Insurance Company,

American Funds Insurance Series and Capital Research and Management Company

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 3 to the Participation Agreement. Capitalized terms used herein and not otherwise defined shall be given the definition ascribed such term in the Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new second paragraph is added to 1., as follows:

Series and CRMC each agree to promptly notify the Company when any Fund available as an underlying investment option for the Contracts becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) as defined under the CEA, with respect to any such Fund. Until such notification is provided to the Company, Series and CRMC each represent and warrant that it is not registered as a CPO with respect to any such Fund. Series and CRMC each represent and warrant that it will use its best efforts to comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA LIFE INSURANCE COMPANY

on behalf of itself and each Account

By:	/s/ John Mallett

Name:	John Mallett

Title:	Vice President

Date:	12-23-13

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Steven Koszalka

Name:	Steven I. Koszalka

Title:	Secretary

Date:	12-19-13

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael Downer

Name:	_Michael J. Downer

Title:	Senior V.P. and Secretary

Date:	12-13-13

ATTACHMENT A

Revised May 1, 2013

SEPARATE ACCOUNTS, CONTRACTS AND PORTFOLIOS

Name of Separate Account and Date Established by the Board of Directors	Contracts	Portfolios
Separate Account VA BNY September 27, 1994

Transamerica Variable Annuity Series

Partners Variable Annuity Series

Transamerica AxiomSM II

Transamerica Advisor EliteSM II

Transamerica AxiomSM NY

Variable Annuity

Transamerica LandmarkSM NY

Variable Annuity

Transamerica LibertySM NY

Variable Annuity

Transamerica Advisor EliteSM Variable Annuity (NY)

— Asset Allocation Fund – Class 2 Shares — Bond Fund - Class 2 Shares — Growth Fund – Class 2 Shares — Growth-Income Fund - Class 2 Shares — International Fund - Class 2 Shares

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